UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

SCHEDULE 14A

____________________

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Solitron Devices, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SOLITRON DEVICES, INC.
3301 Electronics Way
West Palm Beach, Florida 33407
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on August 26, 2016

To our Stockholders:

The Annual Meeting of Stockholders of Solitron Devices, Inc. (the “Company”) will be held on Friday, August 26, 2016 at 9:00 a.m., Eastern Time, at the offices of Akerman LLP, 777 South Flagler Drive, Suite 1100 West Tower, West Palm Beach, Florida 33401 for the following purposes:

(1)      The election of one (1) director as a Class III director to serve for a term until the 2019 Annual Meeting of Stockholders or until a successor is duly elected and qualified;

(2)      The ratification of the selection of Goldstein Schechter Koch, P.A. as the Company’s independent certified public accountants for the fiscal year ending February 28, 2017;

(3)      A non-binding advisory vote on the compensation of the named executive officer of the Company (“Say on Pay”); and

(4)      The transaction of such other and further business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on June 27, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

The enclosed proxy statement contains information pertaining to the matters to be voted on at the annual meeting. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2016 is being mailed with this proxy statement.

By order of the Board of Directors,

Tim Eriksen
Chief Executive Officer, Interim Chief Financial Officer and
Director

West Palm Beach, Florida
August 5, 2016

IMPORTANT NOTICE
REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 26, 2016

The accompanying proxy statement and the 2016 Annual Report on Form 10-K are available at:

http://www.cstproxy.com/solitrondevices/2016

YOU ARE REQUESTED, REGARDLESS OF THE NUMBER OF SHARES OWNED, TO SIGN AND DATE THE ENCLOSED PROXY AND TO MAIL IT PROMPTLY, OR TO USE THE INTERNET OR TELEPHONE VOTING SYSTEM SET FORTH IN THE PROXY.

SOLITRON DEVICES, INC.
3301 Electronics Way
West Palm Beach, Florida 33407

PROXY STATEMENT
Annual Meeting of Stockholders
To be held on August 26, 2016

General

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Solitron Devices, Inc. of proxies to be voted at our 2016 Annual Meeting of Stockholders and at any and all postponements or adjournments thereof. Our Annual Meeting will be held on Friday, August 26, 2016, at 9:00 a.m., Eastern Time, at the offices of Akerman LLP, 777 South Flagler Drive, Suite 1100 West Tower, West Palm Beach, Florida 33401. If you plan to attend the Annual Meeting, you can obtain directions to the West Palm Beach office of Akerman LLP at http://www.akerman.com/locations/directions.asp?id=8. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about August 5, 2016. In this proxy statement, Solitron Devices, Inc. is referred to as the “Company,” “we,” “our” or “us.”

Purposes of the Meeting

At the Annual Meeting, our stockholders will consider and vote upon the following matters:

(1)      The election of one (1) director as a Class III director to serve for a term until the 2019 Annual Meeting of Stockholders or until a successor is duly elected and qualified;

(2)      The ratification of the selection of Goldstein Schechter Koch, P.A. as the Company’s independent certified public accountants for the fiscal year ending February 28, 2017;

(3)      A non-binding advisory vote on the compensation of the named executive officer of the Company (“Say on Pay”); and

(4)      The transaction of such other and further business as may properly come before the meeting or any adjournments or postponements of the meeting.

Outstanding Securities and Voting Rights

Only holders of record of the Company’s common stock at the close of business on June 27, 2016, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 1,901,950 shares of common stock outstanding that are entitled to notice of, and to vote at, the Annual Meeting. Each share of common stock is entitled to one vote at the Annual Meeting.

The holders of a majority of the issued and outstanding shares of common stock present at the Annual Meeting, either in person or by proxy, and entitled to vote at the Annual Meeting, constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under New York Stock Exchange rules, a broker does not have the discretion to vote on Proposal 1 — Election of Directors and Proposal 3 — Say on Pay. As a result, any broker that is a member of the New York Stock Exchange will not have the discretion to vote on Proposals 1 and 3 if such broker has not received instructions from the beneficial owner. A broker non-vote or an abstention will have no effect on the proposals, except that an abstention will have the same effect as a vote against Proposal 2 — ratification of Goldstein Schechter Koch, P.A. as our independent certified public accountants for the year ending February 28, 2017 and Proposal 3 — Say on Pay Proposal.

Proxy Voting

Shares for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” Proposal 1 — the election of the Class III nominee to the Board named herein, “FOR” Proposal 2 — the ratification of Goldstein Schechter Koch, P.A. as our independent certified public accountants for the year ending February 28, 2017, and “FOR” Proposal 3 — the approval of the Say on Pay proposal. If, however, other matters are properly presented, the person named in the proxies in the accompanying proxy card will vote in accordance with their discretion with respect to such matters.

Voting by Stockholders of Record.

If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote by proxy via the Internet, by telephone or by mail by following the instructions provided on the proxy card. Stockholders of record who attend the Annual Meeting may vote in person by obtaining a ballot from the inspector of elections. Please be prepared to present photo identification for admittance to the Annual Meeting.

Voting by Beneficial Owners.

If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or other nominee), you may vote by proxy by following the instructions provided in the vote instruction form, or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. To vote in person at the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank, or other nominee that holds your shares, and present such legal proxy from the brokerage firm, bank, or other nominee that holds your shares for admittance to the Annual Meeting. Also, be prepared to present photo identification for admittance to the Annual Meeting.

Changing Your Vote.

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet (only your latest Internet proxy submitted prior to the meeting will be counted), via telephone (only your latest telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

All votes will be tabulated by an Inspector of Elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A list of the stockholders entitled to vote at the Annual Meeting will be available at the Company’s executive office, located at 3301 Electronics Way, West Palm Beach, Florida 33407, for a period of ten (10) days prior to the Annual Meeting and will be available at the Annual Meeting for examination by any stockholder.

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of five (5) directors divided into three separate classes, as nearly equal in number as possible, with one class being elected each year to serve a staggered three-year term. Our Class I directors are Dwight P. Aubrey and John F. Chiste; our Class II directors are Tim Eriksen and David W. Pointer; and our Class III director is Charles M. Gillman.

Our Board of Directors is recommending that Charles M. Gillman, our Class III director, be elected to serve for a term until the 2019 Annual Meeting of Stockholders or until a successor is duly elected and qualified. If Mr. Gillman becomes unavailable for any reason, a situation which is not anticipated, a substitute nominee may be proposed by the Board of Directors, and any shares represented by proxy will be voted for the substitute nominee, unless the Board of Directors reduces the number of directors.

Name	Age	Positions with the Company	Class	Year Term Expires
Dwight P. Aubrey(1)(2)(3)	70	Director	Class I	2017
John F. Chiste(1)(2)(3)	60	Director	Class I	2017
Tim Eriksen	47	Chief Executive Officer, Interim Chief Financial Officer and Director	Class II	2018
David W. Pointer(2)(3)	46	Chairman	Class II	2018
Charles M. Gillman	46	Director	Class III	2016

The following table sets forth certain information concerning the directors and nominee for director:

____________

(1)      Member of the Audit Committee.

(2)      Member of the Compensation Committee.

(3)      Member of the Nominating Committee.

CLASS III — TERM EXPIRING AT 2016 ANNUAL MEETING

Charles M. Gillman

Mr. Gillman was appointed a director on July 22, 2016 to fill the vacancy caused by Shevach Saraf’s retirement from the Board. The appointment of Mr. Gillman was a result of both mutual business interest and discussions between the Board and Novation Companies, Inc. regarding the avoidance of a proxy contest. In return for Novation Companies, Inc. agreeing to not pursue a proxy contest at the Company’s 2016 Annual Meeting of Stockholders, the Board agreed to appoint Mr. Gillman as a Class III director, nominate him for re-election at the 2016 Annual Meeting of Stockholders and reimburse the reasonable expenses incurred to date by Novation Companies, Inc. regarding a potential proxy contest at the 2016 Annual Meeting of Stockholders. In July of 2016, Novation Companies, Inc. and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code.

Mr. Gillman is the Owner and Executive Managing Director of the IDWR Multi-Family Office (the “IDWR”), a position he has held since 2013. The IDWR employs a team of analysts with expertise in finding publicly traded companies that require operational enhancement and an improvement in corporate capital allocation. From 2001 to 2013, Mr. Gillman was a portfolio manager of certain family office investment portfolios at Nadel and Gussman, LLC. Prior to his employment at Nadel and Gussman, Mr. Gillman worked in the investment industry and as a strategic management consultant at McKinsey & Company, where he gained experience designing operational turnarounds of U.S. and international companies. Mr. Gillman currently serves on the board of directors of Digirad Corporation, Novation Companies, Inc. and Datawatch Corporation. Additionally, Mr. Gillman previously served on the board of directors of the following companies during the last five years: MRV Communications Inc., InfuSystem Holdings Inc., On Track Innovations Ltd., Aetrium Inc., PMFG Inc., and Hooper Holmes, Inc. Mr. Gillman is a Summa Cum Laude graduate of the Wharton School and a Director of the Penn Club of New York which serves as the Manhattan home of the Wharton and Penn alumni community.

The Company believes that Mr. Gillman’s qualifications to serve on the Board of Directors include his significant experience designing operational turnarounds of companies, as a successful portfolio manager and his mergers and acquisition experience.

CLASS I — TERM EXPIRING AT 2017 ANNUAL MEETING

Dwight P. Aubrey

Mr. Aubrey was appointed a director on January 12, 2015. Mr. Aubrey also serves as Chairman of the Compensation Committee and a member of the Audit Committee and Nominating Committee. Mr. Aubrey has served as the President of ES Components LLC, a franchised distributor for wire bondable die and surface mountable components used by hybrid and microelectronic component manufacturers, since 1981. ES Components was originally a joint venture with Elmo Semiconductor and Mr. Aubrey acquired Elmo Semiconductor’s interest in ES Components LLC in 1995. Mr. Aubrey also served as the President and Owner of Compatible Components, Inc., a manufacturer’s representative company supplying micro electronic components, from 1979 until 2005 when he elected to close the business due to the growth of ES Components. Mr. Aubrey received an Associate of Arts in Business Administration from Central N.E. College in 1975.

The Company believes that Mr. Aubrey’s extensive operational and business background in microelectronic component manufacturing highly qualifies him as a member of the Board of Directors.

John F. Chiste

Mr. Chiste was appointed a director on January 12, 2015. Mr. Chiste also serves as Chairman of the Audit Committee and Nominating Committee and a member of the Compensation Committee. Mr. Chiste has served as the Chief Financial Officer of Encore Housing Opportunity Fund I and Fund II and Rescore Property Corp., a group of private equity funds with assets under management in excess of $1.0 billion focused on acquiring opportunistic and distressed residential real estate primarily in Florida, Texas, Arizona and California, since 2010. Mr. Chiste has also served since 2005 as Chief Financial Officer of the Falcone Group which owns a diversified real estate portfolio of companies. Mr. Chiste previously served as Chief Financial Officer of Bluegreen Corporation, a NYSE listed developer and operator of timeshare resorts, residential land and golf communities, from 1997 until 2005. He also served as Chief Financial Officer of Computer Integration Corp., a Nasdaq listed provider of information products and services, from 1992 until 1997. From 1983 until 1992, Mr. Chiste served as a Senior Manager with Ernst & Young LLP, a nationally recognized accounting firm. Mr. Chiste received a Bachelor of Business Administration in Accounting from Florida Atlantic University in Boca Raton. Mr. Chiste is a licensed Certified Public Accountant in the State of Florida. Mr. Chiste was a director and Chairman of the Audit Committee of Forward Industries, Inc., a Nasdaq listed manufacturer and distributor of specialty and promotional products, primarily for hand held electronic devices, from February 2008 through January 2015.

The Company believes that Mr. Chiste’s extensive financial and accounting experience highly qualifies him as a member of the Board of Directors.

CLASS II — TERM EXPIRING AT 2018 ANNUAL MEETING

Tim Eriksen

Mr. Eriksen was elected a director on August 4, 2015 and was appointed Chief Executive Officer and Interim Chief Financial Officer on July 22, 2016. Mr. Eriksen also served as a member of the Audit Committee from October 2015 to July 2016. Mr. Eriksen founded Eriksen Capital Management LLC (“ECM”), a Lynden, Washington based investment advisory firm, in 2005. Mr. Eriksen is the Managing Member of ECM and Cedar Creek Partners LLC (“CCP”), a hedge fund founded in 2006 that focuses primarily on micro-cap and small cap stocks. Prior to founding ECM, Mr. Eriksen worked for Walker’s Manual, Inc., a publisher of books and newsletters on micro-cap stocks, unlisted stocks and community banks. Earlier in his career, Mr. Eriksen worked for Kiewit Pacific Co, a subsidiary of Peter Kiewit Sons, as an administrative engineer on the Benicia Martinez Bridge project. Mr. Eriksen received a B.A. from The Master’s College and an M.B.A. from Texas A&M University.

The Company believes that Mr. Eriksen’s extensive financial expertise, including knowledge of unlisted micro-cap companies and capital allocation, and his role as an officer of one of the Company’s largest institutional stockholders highly qualifies him as a member of the Board of Directors and provides the Board with the perspective of a significant stockholder.

David W. Pointer

Mr. Pointer was elected a director on August 4, 2015 and was appointed Chairman on July 22, 2016. Mr. Pointer also serves as a member of the Compensation Committee and Nominating Committee. Mr. Pointer is the founder and managing partner of VI Capital Management, LLC (“VICM”). VICM was founded on January 1, 2008, and is the general partner for VI Capital Fund, LP, a value oriented investment limited partnership. Prior to founding VICM, Mr. Pointer served as Senior Vice President and Senior Portfolio Manager for ICM Investment Management (“ICM”). Prior to ICM, Mr. Pointer served as a Portfolio Manager for Invesco, Inc., where he worked with a senior partner in managing two mutual funds with assets in excess of $15 billion. Mr. Pointer has been a member of the Board of Directors of CompuMed, Inc., a healthcare services company, since January 2014 (and has served as Chairman of the Board since November 2014). From September 2014 to June 2015, he was a member of the Board of Directors of ALCO Stores, Inc., a publicly traded retailer in liquidation under the provisions of Chapter 11 of Title 11 of the United States Code. Mr. Pointer has an M.B.A. from the University of Pennsylvania and holds the Chartered Financial Analyst designation.

The Company believes that Mr. Pointer’s experience as a director at other companies and his ability to relate to the broader investment community highly qualifies him as a member of the Board of Directors.

Vote Required and Recommendation

Directors are elected by a majority of the votes cast with respect to such director’s election at the Annual Meeting.

The Board of Directors recommends a vote “FOR” Mr. Gillman as a Class III director.

Director Compensation

The following table sets forth information regarding the compensation of our non-employee directors for the year ended February 29, 2016.

Name(1)	Fees Earned Or Paid In Cash ($)	Total ($)
Dwight P. Aubrey	19,500	19,500
John F. Chiste	27,000	27,000
Jacob A. Davis(2)	16,500	16,500
Tim Eriksen(3)	7,500	7,500
Sidney H. Kopperl(2)	16,500	16,500
David W. Pointer(3)	7,500	7,500

____________

(1)      As of February 29, 2016, the non-employee directors did not hold any stock options.

Mr. Gillman was appointed a director on July 22, 2016 and therefore did not serve as a director during the fiscal year ended February 29, 2016 and did not receive any compensation as a non-employee director for the fiscal year ended February 29, 2016.

(2)      Mr. Davis’ term and Mr. Kopperl’s term as directors ended on August 4, 2015, the date of the 2015 annual stockholders’ meeting. This table reflects the director fees earned by Messrs. Davis and Kopperl from March 1, 2015 through August 4, 2015.

(3)      Messrs. Eriksen and Pointer were elected as directors of the Company on August 4, 2015. This table reflects the director fees earned by Messrs. Eriksen and Pointer from August 4, 2015 through February 29, 2016.

For the fiscal year 2016, each director who was not employed by the Company received $1,500 for each meeting of the Board he attended and $250 for each committee meeting he attended on a date on which no meeting of the Board was held. In addition, all out-of-pocket expenses incurred by a director in attending Board or committee meetings were reimbursed by the Company. The Chairmen of the Audit, Compensation and Nominating Committees received $1,500 per quarter for their additional duties and responsibilities. In addition, annually each director who is not employed by the Company may receive additional cash or equity awards for their services on the Board. For fiscal year 2016, the non-employee directors did not receive any additional cash or equity compensation other than the director meeting fees.

Subsequent Events to Fiscal Year End

On July 13, 2016, the Compensation Committee recommended and the Board approved a one-time payment of $12,000 to each of the then non-employee directors of the Company. The award was in recognition of the significant additional work performed as members of the Board and committees and additional duties, contributions and services provided to the Company after the year end. The one-time payment is not reflected in the Director Compensation Table for the year ended February 29, 2016 set forth above.

On July 22, 2016, the Compensation Committee recommended and the Board approved a new director compensation program pursuant to which the non-employee directors will receive an annual Board fee of $18,000, except for the Chairman who will instead receive an annual Chairman fee of $36,000. Additionally, the Chairman of each of the Audit Committee, Compensation Committee and Nominating Committee will receive an additional committee fee of $8,000, $6,000 and $2,000, respectively. The non-employee directors will no longer receive a per meeting fee. All out-of-pocket expenses incurred by a director in attending Board or committee meetings will continue to be reimbursed by the Company. In addition, annually each non-employee director may receive additional cash or equity awards for their services on the Board.

Board Meetings; Annual Meeting Attendance; Independence

The Board oversees our business and affairs and monitors the performance of management. The Board met regularly during the fiscal year ended February 29, 2016 (“fiscal 2016”) and continues to meet regularly to review matters affecting our company and to act on matters requiring Board approval. The Board also holds special meetings whenever circumstances require and may act by unanimous written consent. During fiscal 2016, the Board of Directors held nine (9) meetings and took two (2) actions by unanimous written consent. During fiscal 2016, all directors attended at least 75% of all board and committee meetings held during this period. The Board of Directors encourages, but does not require, its directors to attend the Company’s annual meeting. All directors, except for Mr. Gillman who was not a director at the time, attended the 2015 Annual Meeting of Stockholders.

The Board of Directors is currently composed of the following five directors: Messrs. Aubrey, Chiste, Gillman, Eriksen and Pointer. Messrs. Aubrey, Chiste, Gillman and Pointer all meet the criteria for independence specified in the listing standards of the Nasdaq Stock Market.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers, which includes the Company’s principal executive officer, principal financial officer and controller, pursuant to the Sarbanes-Oxley Act of 2002. The Code of Ethics is published on the Company’s web site at www.solitrondevices.com on the Investor Relations page.

Board Leadership Structure

The bylaws of the Company previously provided that the Chairman of the Board would be the Chief Executive Officer of the Company. The positions of Chairman of the Board and Chief Executive Officer were held by Shevach Saraf until his retirement on July 22, 2016. In connection with the retirement, the Board approved the adoption of amended and restated bylaws. The amended and restated bylaws primarily provide the Board with flexibility, in its sole discretion, to separate the roles of Chairman of the Board and Chief Executive Officer. The Board decided to separate the positions of Chairman and Chief Executive Officer because the Board believes that doing so provides the appropriate leadership structure for the Company at this time. The separation of those two positions enables the Company’s Chief Executive Officer to focus on the management of the business and the development and implementation of strategic initiatives while the Chairman leads the Board in the performance of its responsibilities. At this time, the Board believes that the overall corporate governance policies and practices combined with the strength of the independent directors and internal controls will complement the new separate positions of Chairman and Chief Executive Officer. The amended and restated bylaws do however provide the Board with the flexibility to appoint a Chairman in the future who is also an officer of the Company.

Board Oversight of Enterprise Risk

The Board of Directors is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through the committees of the Board of Directors identified below but the full Board of Directors has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Compensation Committee considers the risks within their areas of responsibility. The Board of Directors satisfies their oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Committees

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

Audit Committee

The Audit Committee consists of Messrs. Chiste (Chairman) and Aubrey. Mr. Eriksen served as a member of the Audit Committee from October 14, 2015 to July 22, 2016, when he stepped down as a member of the Audit Committee due to his appointment as the Company’s Chief Executive Officer and Interim Chief Financial Officer. The Board of Directors has determined that the members of the Audit Committee are independent pursuant to the Nasdaq Rules. The Company’s Audit Committee generally has responsibility for appointing, overseeing and approving the compensation of our independent certified public accountants, reviewing and approving the discharge of our independent certified public accountants, reviewing the scope and approach of the independent certified public accountants’ audit, reviewing our audit and control functions, approving all non-audit services provided by our independent certified public accountants and reporting to our full Board of Directors regarding all of the foregoing. Additionally, our Audit Committee provides our Board of Directors with such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require its attention. The Company has adopted an Audit Committee Charter, a copy of which is published on the Company’s web site at www.solitrondevices.com on the Investor Relations page. The Company has determined that the “audit committee financial expert” is Mr. Chiste. The Audit Committee met four times during fiscal year 2016.

Compensation Committee

The members of the Compensation Committee are Messrs. Aubrey (Chairman), Chiste and Pointer. The Board of Directors has determined that the members of the Compensation Committee are independent pursuant to the Nasdaq Rules. The responsibilities and duties of the Compensation Committee consist of, but are not limited to: reviewing, evaluating and approving the agreements, plans, policies and programs of the Company to compensate the officers and directors of the Company and otherwise discharging the Board of Directors’ responsibilities relating to compensation of the Company’s officers and directors. The Compensation Committee has determined that no risks exist arising from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company. During fiscal year 2016, the Compensation Committee did not retain a compensation consultant to review our policies and procedures with respect to executive compensation. The Company has adopted a Compensation Committee Charter, a copy of which is published on the Company’s website at www.solitrondevices.com on the Investor Relations page. The Compensation Committee met three times during fiscal year 2016.

Nominating Committee

The members of the Nominating Committee are Messrs. Chiste (Chairman), Aubrey and Pointer. The Board of Directors has determined that the members of the Nominating Committee are independent pursuant to the Nasdaq Rules. The responsibilities and duties of the Nominating Committee consist of, but are not limited to: developing and periodically reviewing the criteria used to evaluate the suitability of potential candidates for members on the Board of Directors; identifying and evaluating potential director candidates and submitting to the Board of Directors the candidates for director to be recommended by the Board of Directors for election at each annual meeting and to be added by the Board of Directors at any other times due to expansions to the Board of Directors, director resignations or retirements, and candidates for membership on each committee of the Board of Directors; making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees; and receiving and evaluating any stockholder nominations for directors received in accordance with Article II, Section 12 of the Company’s By-laws in the same manner the Nominating Committee would evaluate a nomination received from any other party. The Company has adopted a Nominating Committee Charter, a copy of which is published on the Company’s website at www.solitrondevices.com on the Investor Relations page. The Nominating Committee met three times during fiscal year 2016.

Communications with our Board of Directors

Any stockholder who wishes to send a communication to our Board of Directors should address the communication either to the Board of Directors or to the individual director c/o David W. Pointer, Chairman of the Board, Solitron Devices, Inc., 3301 Electronics Way, West Palm Beach, Florida 33407. Mr. Pointer will forward the communication either to all of the directors, if the communication is addressed to the Board, or to the individual director, if the communication is addressed to a specific director.

Nominees for Director

The Nominating Committee will consider all qualified director candidates identified by various sources, including members of the Board, management and stockholders. Candidates for directors recommended by stockholders will be given the same consideration as those identified from other sources. The Nominating Committee is responsible for reviewing each candidate’s biographical information and assessing each candidate’s independence, skills and expertise based on a number of factors. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural backgrounds, and professional expertise, among other factors.

Your Board of Directors has established board candidate selection criteria to be applied by the Nominating Committee and by the full Board of Directors in evaluating candidates for election to the Board. These criteria include general characteristics, areas of specific experience and expertise and considerations of diversity. The criteria include the following:

•         Integrity and commitment to ethical behavior;

•         Personal maturity and leadership skills, especially in related fields;

•         Independence of thought;

•         Diversity of background and experience;

•         Broad business and/or professional experience with the understanding of business and financial affairs and the complexity of the Company’s business;

•         Commitment to the Company’s business and its continued well-being; and

•         Board members must be able to offer unbiased advice.

In addition to the minimum qualifications for each candidate described above, the Nominating Committee shall recommend that the Board of Directors select individuals to help ensure that:

•         Board members have executive management experience;

•         Board members have an understanding of the electronics/components industry;

•         A majority of the Board consists of independent directors;

•         Each of the Company’s Audit Committee, Compensation Committee and Nominating Committee shall be comprised entirely of independent directors; and

•         At least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” under SEC rules.

Only persons who are nominated in accordance with the procedures set forth in Article II, Section 12 of our By-laws shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Article II, Section 12 of our By-laws. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made by timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive offices of the Company not less than 30 days prior to the date of the meeting, provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, a stockholder’s notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder’s notice shall set forth (i) as to each person whom such stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including each such person’s written consent to serving as a director if elected); and (ii) as to the stockholder giving the notice (x) the name and address of such stockholder as they appear on the Company’s books, and (y) the class and number of shares of the Company’s capital stock that are beneficially owned by such stockholder.

SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Goldstein Schechter Koch, P.A. (“GSK”) as our independent certified public accountants for the year ending February 28, 2017. GSK has served as our independent certified public accountants since January 24, 2013. If the selection of GSK as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm, and may do so at any time at its discretion. A representative of GSK is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.

Auditor Fees And Services

The following table sets forth the fees billed by Goldstein Schechter Koch, P.A., our independent certified public accountants, for the years ended February 29, 2016 and February 28, 2015.

	2016		2015
Audit Fees	$65,255	(1)	$62,850	(2)
Audit-Related Fees	11,380	(1)	204	(2)
Tax Fees	4,500	(1)	3,500	(2)
All Other Fees	6,729	(1)	480	(2)
Total	$87,864		$67,034

____________

(1)      Represents audit fees billed by GSK in connection with the Annual Report on Form 10-K for the year ended February 29, 2016 and fiscal year 2016 quarterly reports, respectively. Represents audit-related fees billed by GSK in connection with out-of-pocket expenses for the year-end audit. Represents tax fees billed by GSK in connection with the fiscal year 2015 Federal tax return. Represents all other fees billed by GSK in connection with a change of ownership analysis relating to the Company’s NOLs.

(2)      Represents audit fees billed by GSK in connection with the Annual Report on Form 10-K for the year ended February 28, 2015 and fiscal year 2015 quarterly reports, respectively. Represents audit-related fees billed by GSK in connection with out-of-pocket expenses for the year-end audit. Represents tax fees billed by GSK in connection with the fiscal year 2014 Federal tax return. Represents all other fees billed by GSK in connection with a change of ownership analysis relating to the Company’s NOLs.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has a policy of considering and, if deemed appropriate, approving, on a case by case basis, any audit or permitted non-audit service proposed to be performed by the Company’s principal accountant in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure which delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by the Company’s principal accountant. In connection with making any pre-approval decision, the Audit Committee must consider whether the provision of such permitted non-audit services performed by the Company’s principal accountant is consistent with maintaining the Company’s principal accountant’s status as our independent auditors at such time.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by GSK for the years ended February 29, 2016 and February 28, 2015, as described above.

Vote Required and Recommendation

The proposal to ratify the selection of GSK as our independent accountant for the fiscal year ending February 28, 2017, requires the affirmative vote of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote, present in person or represented by proxy at the Annual Meeting.

The Board of Directors recommends a vote “FOR” the proposal.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the report process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. We have engaged Goldstein Schechter Koch P.A. (“GSK”) as our independent registered public accountants registered to report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States. In this context, the Audit Committee hereby reports as follows:

1.       The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

2.       The Audit Committee has discussed with GSK, our independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees.

3.       The Audit Committee has also received the written disclosures and the letter from GSK required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed the independence of GSK with that firm.

4.       Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2016, for filing with the SEC.

The foregoing has been furnished by the Audit Committee:

John F. Chiste, Chairman
Dwight P. Aubrey
Tim Eriksen (served on the Audit Committee through July 2016)

This “Audit Committee Report” is not “Soliciting Material,” is not deemed filed with the SEC and it not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

MANAGEMENT

Executive Officer for the Fiscal year Ended February 29, 2016

Shevach Saraf

Mr. Saraf, age 73, served as the Company’s Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer until his retirement on July 22, 2016. Mr. Saraf was appointed a director of the Company on November 2, 1992. Mr. Saraf had been President of the Company since November 1992, Chief Executive Officer of the Company since December 1992, Chairman of the Board since September 1993 and Chief Financial Officer since 2000. He has 47 years of experience in operations and engineering management with electronics and electromechanical manufacturing companies.

Before joining Solitron in 1992, Mr. Saraf was Vice President of Operations and a member of the Board of Directors of Image Graphics, Inc. (“Image Graphics”), a military and commercial electron beam recorder manufacturer based in Shelton, Connecticut. As head of Image Graphics’ engineering, manufacturing materials and field service operations, he turned around the firm’s chronic cost and schedule overruns to on-schedule and better-than-budget performance. Earlier, he was President of Value Adding Services, a management consulting firm in Cheshire, Connecticut. This company provided consulting and turnaround services to electronics and electromechanical manufacturing companies with particular emphasis on operations. From 1982 to 1987, Mr. Saraf was Vice President of operations for Harmer Simmons Power Supplies, Inc., a power supplies manufacturer in Seymour, Connecticut. He founded and directed all aspects of the company’s startup and growth, achieving $12 million in annual sales and a staff of 180 employees. Mr. Saraf also previously held executive positions with Photofabrication Technology, Inc. and Measurements Group of Vishay Intertechnology, Inc.

Born and raised in Tel Aviv, Israel, he served in the Israeli Air Force from 1960-1971 as an electronics technical officer. He received his master’s in business administration from Rensselaer Polytechnic Institute, Troy, NY, and his master’s in management from Rensselaer at Hartford (formerly known as Hartford [CT] Graduate Center). He also received associate degrees from the Israeli Institute of Productivity, the Teachers & Instructors Institute, and the Israeli Air Force Technical Academy.

Executive Officers Appointed Subsequent to the Fiscal Year Ended February 29, 2016

Effective on July 22, 2016, Mr. Saraf retired from the Company, resigning his positions as Chairman, Chief Executive Officer, President, Chief Financial Officer, Treasurer and a member of the Board of Directors. As a result of Mr. Saraf’s retirement, the Board appointed Mr. Eriksen Chief Executive Officer and Interim Chief Financial Officer of the Company. The Company currently does not have an employment agreement with Mr. Eriksen; however, the Company does anticipate entering into an employment agreement in the future.

Please refer to the biographical information for Mr. Eriksen, our Chief Executive Officer and Interim Chief Financial Officer, listed above in the “Election of Directors” section.

Additionally, the Board appointed Mark Matson President and Chief Operating Officer of the Company. Mr. Matson, age 56, has served as a consultant to the Company since May 2016. Prior to working as a consultant to the Company, Mr. Matson provided consulting services from March 2012 to May 2016 through Avlet, Denali Advanced Integration and Tuxedo Technologies with respect to manufacturing supply chain issues and systems and software issues related to security and processes at global manufacturing plants. Mr. Matson served as the Chief Operating Officer and Vice President of Operations at YSI, a maker of environmental monitoring instruments, sensors, software, systems and data collection platforms, from December 2010 to March 2012. Mr. Matson served as the Vice President of Global Operations and Engineering for Rockford Corporation, a company that designed, sourced and distributed high performance mobile audio products, from January 2006 to December 2010. Prior to joining Rockford Corporation, Mr. Matson was the General Manager and Chief Operations Officer for Benchmark Electronics’ Division in Redmond, Washington from 2003 through 2005. Mr. Matson was a Vice President at Advanced Digital Information Corporation from 1998 to 2003 and prior to that at Interpoint Corporation. Mr. Matson has more than 20 years of operations experience. Mr. Matson holds a B.A. from California State University at Bakersfield.

Mr. Matson’s Consulting Agreement

On May 11, 2016, the Company entered into a consulting agreement (“Consulting Agreement”) with Mark Matson. Pursuant to the Consulting Agreement, Mr. Matson served as a consultant from May 2016 to July 2016 to assist the Board and the Chief Executive Officer with the analysis of the ongoing business of the Company and to advise the Company as to potential growth opportunities. Pursuant to the Consulting Agreement, Mr. Matson was paid a consulting fee of $14,000 per month and an additional per diem fee of $5,500 per month (collectively, the “Consulting Fee”). Additionally, Mr. Matson was paid a consultant engagement bonus of $4,000. The term of the Consulting Agreement was for a period of one year subject to early termination. Mr. Matson was not entitled to participate in any health or other fringe benefit programs maintained by the Company. The Consulting Agreement contains customary confidentiality requirements and non-compete and no solicitation obligations for a period of one year after the Consulting Agreement is terminated. The Consultant Agreement provides that if Mr. Matson is terminated without cause during the term of the Consulting Agreement, the Company would pay Mr. Matson a fee equal to one year of the Consulting Fee.

Upon Mr. Matson’s appointment as the President and Chief Operating Officer of the Company, the Compensation Committee approved that Mr. Matson receive an annual salary of $240,000, which is comparable to the terms of the Consulting Agreement, that he be eligible to receive an annual discretionary bonus based on his performance and that he be entitled to participate in the Company’s health insurance and benefit programs on the terms set out in the Company’s health insurance and benefit plans. The Company currently does not have an employment agreement with Mr. Matson; however, the Company does anticipate entering into an employment agreement in the future.

Retirement of Chief Executive Officer

On July 22, 2016, the Company announced that Mr. Saraf had decided to retire as the Chairman, Chief Executive Officer, President, Chief Financial Officer, Treasurer and a member of the Board of Directors of the Company effective as of July 22, 2016. Mr. Saraf was appointed a director of the Company on November 2, 1992. Mr. Saraf had been President of the Company since November 1992, Chief Executive Officer of the Company since December 1992, Chairman of the Board since September 1993 and Chief Financial Officer since 2000. He joined the Company at a particularly difficult time for Solitron and guided the Company successfully while many competitors failed.

In connection with Mr. Saraf’s retirement as the Chairman, Chief Executive Officer, President, Chief Financial Officer, Treasurer and a member of the Board of Directors, the Company entered into a Separation and General Release Agreement (“Separation Agreement”) with Mr. Saraf on July 22, 2016 that set forth the terms of his retirement. The principal terms of the Separation Agreement, including the amounts payable to him thereunder, are as follows:

•         a payment of one million two hundred ninety-four thousand three hundred fifteen dollars and fifty-seven cents ($1,294,315.57) representing the aggregate purchase price for the Company’s purchase of Mr. Saraf’s ownership of 331,027 shares of the Company’s common stock (the “Purchase Price”);

•         a payment of nine hundred ninety five thousand one hundred fourteen dollars and thirty-eight cents ($995,114.38) representing the aggregate payment by the Company to Mr. Saraf for the exercisable stock options held by Mr. Saraf for 290,073 shares of the Company’s common stock pursuant to his stock option agreements (the “Option Payment”);

•         a payment of four hundred ten thousand five hundred seventy dollars and five cents ($410,570.05) representing the payment by the Company for severance (the “Severance Payment” and together with the Purchase Price and Option Payment, collectively, the “Separation Payment”);

•         a payment of forty-five thousand dollars and no cents ($45,000.00) representing Mr. Saraf’s premium payments for the continuation of health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Mr. Saraf and his qualified dependents under the Company’s group health insurance plan, as well as incidental medical expenses (the “Benefits Payment”);

•         the execution of all necessary documents and payment of the applicable fees and costs to convey to Mr. Saraf the title of ownership in the vehicle that he has used as a Company vehicle, with a fair market value of $18,500.00 (“Vehicle Value”), within ten days of the effective date of his resignation (the “Vehicle Transfer”);

•         the execution of all necessary documents to transfer the Company’s cellular telephone assigned to and being used by Mr. Saraf as of the date of the Separation Agreement within ten days of the effective date of his resignation (the “Cell Phone Transfer” and together with the Benefits Payment and Vehicle Transfer, collectively, the “Additional Consideration”);

•         a payment of ninety-six thousand four hundred fifty-one dollars and sixty-eight cents ($96,451.68), which represents payment for unused paid vacation through Mr. Saraf’s separation date; and

•         a payment for the reimbursement of Mr. Saraf’s reasonable and necessary business expenses incurred in the performance of his duties on or before Mr. Saraf’s separation date following the Company’s receipt from Mr. Saraf of written itemized expense accounts and such additional substantiation and justification as the Company may reasonably request.

Pursuant to the Separation Agreement and applicable law, Mr. Saraf had up to seven (7) days to revoke the Separation Agreement. The Separation Payment and Additional Consideration pursuant to the Separation Agreement were not provided to Mr. Saraf until August 1, 2016, the eighth (8th) day following the signing of the Separation Agreement.

Compensation of New Officers

In connection with the Company’s July 22, 2016 announcement that Mr. Saraf had decided to retire as the Chairman, Chief Executive Officer, President, Chief Financial Officer, Treasurer and a member of the Board of Directors of the Company effective July 22, 2016, the Company announced that Mr. Eriksen was appointed Chief Executive Officer and Interim Chief Financial Officer, and Mr. Matson was appointed President and Chief Operating Officer.

As will be described in greater detail in next year’s proxy statement, in July 2016, the Compensation Committee set the compensation for the new executive officers as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2016.

In connection with Mr. Eriksen’s appointment as Chief Executive Officer and Interim Chief Financial Officer, the Compensation Committee approved and the Company announced that Mr. Eriksen’s annual salary will be $72,000. He will not receive Board fees or any other compensation from the Company. There is currently no other plan, contract or arrangement to which Mr. Eriksen is a party or in which he participates that was entered into in connection with Mr. Eriksen’s appointment as Chief Executive Officer and Interim Chief Financial Officer.

Mr. Matson previously served as a consultant to the Company from May 2016 to July 2016. During that period, the Company paid Mr. Matson $43,000. In connection with his appointment as President and Chief Operating Officer, the Compensation Committee approved and the Company announced that Mr. Matson will be paid an annual salary of $240,000. He will be eligible to receive an annual discretionary bonus based on his performance and shall be entitled to participate in the Company’s health insurance and benefit programs on the terms set out in the Company’s health insurance and benefit plans.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning compensation paid by the Company, to or on behalf of the following named executive officer for the fiscal years ended February 29, 2016 and February 28, 2015.

Name and Principal Position	Year	Salary ($)		Bonus ($)		All Other Compensation ($)		Total ($)
Shevach Saraf	2016	311,607	(2)	70,000	(3)	52,621	(4)	434,228
Former Chairman of the Board, President, CEO and CFO(1)	2015	321,500		119,015	(5)	43,500	(6)	484,015

____________

(1)      Mr. Saraf retired from his positions with the Company of Chairman, Chief Executive Officer, President, Chief Financial Officer, Treasurer and a member of the Board of Directors of the Company effective July 22, 2016.

(2)      Mr. Saraf voluntarily reduced his annual base salary by 10% effective as of November 2, 2015 consistent with the reduction of the weekly work hours and weekly salary of exempt employees by 10% that was instituted as part of a cost cutting strategy.

(3)      The Company did not accrue any bonus for Mr. Saraf in fiscal year 2016 pursuant to the terms of his Employment Agreement. On May 22, 2015, the Compensation Committee approved a discretionary bonus of $70,000 to Mr. Saraf. The discretionary cash bonus was paid in June of 2015.

(4)      Represents Life, Disability and Medical Insurance premiums plus personal auto expenses. For the year ended February 29, 2016, Life, Disability and Medical Insurance premiums were $49,613 and car expenses were $3,008.

(5)      The Company accrued $105,000 as a bonus to Mr. Saraf for his performance during the fiscal year ended February 28, 2015. The Compensation Committee met on May 22, 2015 and approved the payment of a $119,015 bonus pursuant to the terms of Mr. Saraf’s employment agreement to be paid during June 2015.

(6)      Represents Life, Disability, & Medical Insurance premiums plus personal auto expenses. For the year ended February 28, 2015, Life, Disability, Medical Insurance premiums were $39,000 and car expenses were $4,500.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain summary information concerning outstanding equity awards as of February 29, 2016 held by the following named executive officer.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date(2)
Shevach Saraf	254,624	—	—	$	..40	—
	35,449	—	—		$1.05	—

____________

(1)      These options were fully exercisable as of February 29, 2016.

(2)      These options do not have an expiration date.

Mr. Saraf’s Employment Agreement

On December 1, 2000, the Company entered into an employment agreement with Shevach Saraf, the Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer of the Company. On January 14, 2013, the Company amended the employment agreement with Mr. Saraf. The description below summarizes the employment agreement, as amended, that was in effect during the fiscal year ended February 29, 2016.

The initial term of employment agreement was five years. The employment agreement stipulated that the contract is automatically extended for one-year periods unless a notice is given by either party at least 180 days prior to the scheduled expiration of the initial term or any extensions. This agreement provided, among other things, for a minimum annual base salary of $240,000 and a bonus pursuant to a formula tied to the Company’s pre-tax income. The employment agreement provided that Mr. Saraf was entitled to a bonus equal to fifteen percent (15%) of the Company’s pre-tax income in excess of $250,000. For purposes of the agreement, “pre-tax income” meant net income before taxes, excluding (i) all extraordinary gains or losses, (ii) gains resulting from debt forgiveness associated with the buyout of unsecured creditors, and (iii) any bonus paid to Mr. Saraf. The bonus payable thereunder was to be paid within ninety (90) days after the end of the fiscal year.

Upon execution of the agreement, Mr. Saraf received a grant of stock options to purchase ten percent (10%) of the outstanding shares of the Company’s common stock, par value $.01 per share, calculated on a fully diluted basis, at an exercise price per share equal to the closing asking price of the Company’s common stock on the OTCBB on the date of the grant ($0.40). Fifty percent (50%) of the initial stock options granted vested immediately upon grant. The remaining fifty percent (50%) of the initial stock options vested in equal amounts on each of the first five anniversaries of the date of grant. All of these options were fully vested at the time the Company purchased and cancelled the stock options pursuant to the terms of the Separation Agreement.

Under the employment agreement, if Mr. Saraf’s employment had been terminated due to his death, the Company would have paid the following amounts to his estate: (i) his base salary through the last day of the calendar month in which he dies, (ii) his bonus for the prior year which has been earned but not paid, (iii) his bonus for the then current year of employment prorated for the actual number of days of such year he was employed during such year (which shall be calculated by assuming that the bonus for such year would be equal to the bonus for the previous year plus an amount equal to the percentage increase in the consumer price index for the prior twelve month period) and (iv) a death benefit in an amount equal to three times Mr. Saraf’s then current base salary (including any amount deferred under any deferred compensation plan) plus an amount equal to the most recent bonus awarded to him, to the extent funded by life insurance policies as provided for in the employment agreement.

Under the employment agreement, if Mr. Saraf’s employment had been terminated due to his failure to perform his duties under the employment agreement due to Disability for a consecutive period of more than six months, the Company could have terminated the employment agreement upon thirty (30) days written notice to him. Mr. Saraf would have continued to receive compensation until the end of the thirty (30) day notice period. For purposes of the employment agreement, the term “Disability” meant the inability to engage in any substantial gainful activity with the Company by reason of any medically determinable physical or mental impairment for at least six consecutive months. In addition, under the employment agreement, the Company was required to maintain term life and disability insurance policies providing benefits sufficient to cover any amounts payable to Mr. Saraf pursuant to the employment agreement to the extent obtainable at commercially reasonable rates.

In the event Mr. Saraf had terminated his employment agreement for Good Reason, the Company would have paid Mr. Saraf a lump sum equal to his base salary and bonus through the remainder of the term of the employment agreement. For purposes of the employment agreement, “Good Reason” meant (a) breach of any provision of the employment agreement by the Company including, without limitation, a reduction in his duties or responsibilities, (b) the appointment of any other person as Chairman of the Board, President or Chief Executive Officer of the Company or the removal of the employee from that position, (c) the failure of the stockholders to elect the employee as a director of the Company or the removal of the employee from the Board of Directors, or (d) the relocation of the Company’s business operations or principal office more than 30 miles from its present location.

In the event the Company would have terminated Mr. Saraf’s employment for “Cause” (other than a termination for Disability), the Company would have paid Mr. Saraf his base salary through the date of termination stated in the notice, and Mr. Saraf would have been required, if so requested by the Board of Directors, to perform his duties under the employment agreement through the date of termination stated in the notice. As used herein, “Cause” meant any willful (a) dissemination of genuine trade secrets or other material confidences of the employer by employee for the personal gain of the employee, (b) dishonesty of employee in the course of his employment which is punishable by criminal and civil law or is materially prejudicial to employer, (c) deliberate activity of employee which is materially prejudicial to the financial interests of the Company as reasonably determined by a majority of the Board of Directors of the Company, or any act, or failure to act, by employee involving fraud, willful malfeasance or gross negligence in the performance of his duties hereunder as reasonably determined by a majority of the disinterested members of the Board of Directors of the Company, or (d) Disability of employee.

In the event the Company would have terminated Mr. Saraf’s employment for any reason other than for Cause or upon Mr. Saraf’s death or disability, then (a) the employment agreement would have nonetheless been deemed terminated, and the Company would have paid Mr. Saraf upon any such termination a lump sum equal to the larger of his base salary and bonus for the remaining term under the employment agreement and his base salary and bonus for three (3) years, (b) employee would not have been required to mitigate his damages by finding alternative employment or otherwise, and any income earned by him after such termination would not have been set-off against amounts due hereunder, and (c) the Company would have paid the premium for Mr. Saraf’s COBRA insurance benefits for Mr. Saraf and his family for 18 months or provide equivalent coverage. The foregoing payments would have also been made in the event that Mr. Saraf’s employment with the Company would have been terminated following a Change of Control notwithstanding the reason for such termination. For purposes of the employment agreement, “Change in Control” of the Company meant: (1) any “person” (other than Employee) as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the employee or any group of which the employee is a part, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; (2) at any time, Incumbent Directors cease, for any reason, to constitute at least a majority of the Board of Directors of the Company. As used herein, “Incumbent Directors” meant (a) the individuals who constitute the Board upon the execution of this Agreement and (b) any other director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then in office which two-thirds includes the employee; (3) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however that no “Change of Control” would have been deemed to have occurred until the closing of any such transaction; and provided further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; (4) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets or (5) the Company, in one or a series of transactions, sells all or substantially all of its assets.

Any payments that would have been payable under the employment agreement to Mr. Saraf that would have been in the nature of compensation in the event of the Company’s termination of Mr. Saraf under the employment agreement were required not to exceed the maximum amount which may be paid to Mr. Saraf without causing such payments or any other payments or benefits provided to Mr. Saraf to become subject to the deduction limitation provided for in Section 280G(a) of the Internal Revenue Code of 1986, as amended, or the excise tax provided for in Section 4999 of the Code, or any successor provisions of applicable law.

Additionally, under the terms of Mr. Saraf’s option agreements, Mr. Saraf’s options would have expired one (1) year following such termination.

On January 14, 2013, Mr. Saraf’s annual base salary was increased to $293,000 pursuant to the cost-of-living increase adjustment provided for under the employment agreement. On January 14, 2014, Mr. Saraf’s annual base salary was increased to $296,500 pursuant to the cost-of-living adjustment provided for under the employment agreement. On December 5, 2014, the Compensation Committee approved an increase to Mr. Saraf’s annual compensation to $321,500, effective December 1, 2014. On December 22, 2015, the Compensation Committee approved the cost-of-living adjustment provided for under the employment agreement increasing Mr. Saraf’s annual base salary by .05%, resulting in an annual base salary of $323,107. Mr. Saraf voluntarily reduced his annual base salary by 10% effective as of November 2, 2015 consistent with the reduction of the weekly work hours and weekly salary of exempt employees by 10% that was instituted as part of a cost cutting strategy.

Mr. Saraf was also entitled to participate in the Company’s 2000 Stock Option Plan, the Company’s 2007 Stock Incentive Plan and the Company’s Employee 401-K and Profit Sharing Plan (the “Profit Sharing Plan”). During the fiscal year ended February 29, 2016, the Company did not match any employee contributions to the Profit Sharing Plan.

Based upon the Compensation Committee’s review of the Company’s compensation design features, and the Company’s applied compensation philosophies and objectives, the Compensation Committee determined that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

NON-BINDING ADVISORY VOTE ON
SAY ON PAY

Background of the Proposal

The Dodd-Frank Act requires all public companies to hold a separate nonbinding advisory stockholder vote to approve the compensation of executive officers as described in the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). The shareholder vote at the 2013 annual meeting of shareholders supported an annual non-binding advisory vote to approve the compensation of the named executive officer of the Company. Accordingly, the Company has determined that such vote will be held annually until the next advisory vote on the frequency of the advisory vote to approve named executive officer compensation, to be held again at the 2019 Annual Meeting of Stockholders.

Executive Compensation

The Board of Directors believes that our executive compensation programs are designed to secure and retain the services of high quality executives and to provide compensation to our executives that are commensurate and aligned with our performance and advances both the short and long-term interests of our company and our stockholders. We have historically sought to achieve these objectives through three principal compensation programs: base salary, annual cash incentive bonus, and long-term equity incentives, in the form of grants of stock options. Base salaries are designed primarily to attract and retain talented executives. Annual cash incentive bonuses are designed to motivate and reward hard work and dedication to the Company. Grants of stock options are designed to provide a strong incentive for achieving long-term results by aligning the interests of our executives with those of our stockholders, while at the same time encouraging our executives to remain with us. The Board of Directors believes that our compensation program for our named executive officer for the fiscal year ended February 29, 2016 was appropriately based upon our performance and the individual performance and level of responsibility of the executive officer.

This Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the stockholders of Solitron Devices, Inc. approve, on an advisory basis, the compensation of its named executive officer, as disclosed in the Solitron Devices, Inc.’s Proxy Statement for the 2016 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables, and any related information found in the proxy statement of Solitron Devices, Inc.

Because your vote on this proposal is advisory, it will not be binding on the Board of Directors, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Recommendation

The advisory vote on the Say on Pay proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote, present in person or represented by proxy at the Annual Meeting.

The Board of Directors recommends a vote “FOR” the Say on Pay proposal.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of August 3, 2016 by (i) all current directors, (ii) our named executive officer for the fiscal year ended February 29, 2016, (iii) all executive officers and directors of the Company as a group, and (iv) each person known by the Company to beneficially own in excess of 5% of the Company’s outstanding Common Stock. Unless noted otherwise, the corporate address of each person listed below is 3301 Electronics Way, West Palm Beach, Florida 33407.

The Company does not know of any other beneficial owner of more than 5% of the outstanding shares of Common Stock other than as shown below. Unless otherwise indicated below, each stockholder has sole voting and investment power with respect to the shares beneficially owned. Except as noted below, all shares were owned directly with sole voting and investment power.

Name and Address	Number of Shares Beneficially Owned(1)		Percentage of Outstanding Shares(1)
Dwight P. Aubrey	—		—

John F. Chiste	—		—

Tim Eriksen	154,622	(2)	8.1%

Charles M. Gillman	—		—

David W. Pointer	—		—

Mark Matson	—		—

Shevach Saraf	—		—

All Executive Officers and Directors as a Group (6 persons)	154,622		8.1%

Stichting Bewaarder MayFlower 1776 Value Fund Mayflower Capital Partners B.V. Den Hof 82E, 5582JZ, Netherlands	196,600	(3)	10.3%

John Stayduhar c/o John Farina 1610 Forum Place #900 West Palm Beach, Florida 33401	185,000	(4)	9.7%

James R. Schembs 10853 8th Avenue NW Seattle, Washington 98177	170,768	(5)	9.0%

Eriksen Capital Management LLC 567 Wildrose Circle Lynden, WA 98264	154,622	(6)	8.1%

Olesen Value Fund L.P. 60 W. Broad Street, Suite 304 Bethlehem, Pennsylvania 18018	136,539	(7)	7.2%

Wynden Capital Management, LLC 455 E. Paces Ferry Rd., Suite 344 Atlanta, GA 30305	130,710	(8)	6.9%

____________

*         Less than 1%

(1)      Based on 1,901,950 shares of our common stock outstanding as of August 3, 2016. For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended; the inclusion of shares beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of such Act.

(2)      Represents 135,322 shares owned by Cedar Creek Partners LLC, an investment partnership, for which Eriksen Capital Management LLC (“ECM”) is the Managing Member, 17,000 shares owned by managed accounts of ECM and who are responsible to vote the shares, and 2,300 shares owned solely by Tim Eriksen.

(3)      The number is based solely on the Schedule 13D filed on November 19, 2014.

(4)      This number is based solely on a Form 4 filed by Mr. Stayduhar on July 29, 2016.

(5)      This number is based solely on the Schedule 13D/A filed with the Commission on December 5, 2012.

(6)      This number is based solely on the Schedule 13D/A filed on August 10, 2015. Mr. Eriksen is the Managing Member of Eriksen Capital Management LLC, an investment adviser, which is the managing member of Cedar Creek Partners, LLC, a private investment partnership and investment adviser to separately managed accounts. Mr. Eriksen has sole voting power and sole dispositive power of the shares. Cedar Creek Partners, LLC owns 135,322 of the shares, investment clients of Eriksen Capital Management own 17,000 of the shares and Mr. Eriksen owns 2,300 shares in his individual capacity.

(7)      This number is based solely on the Schedule 13D filed on June 16, 2016. Olesen Value Fund L.P. (“OVF”) is a private investment partnership existing under the laws of the State of Delaware. Olesen Capital Management LLC is the General Partner and Investment Advisor to OVF. Mr. Jag Sriram is the Senior Vice President of OVF and has the sole power to vote and dispose of the 136,539 shares.

(8)      This number is based solely on the Schedule 13D filed on July 23, 2015. Wynden Capital Management, LLC has sole voting power over 118,830 shares and sole dispositive power over 130,710 shares. The common stock reported in the Schedule 13D has been purchased and held for investment purposes on behalf of client accounts over which Wynden has sole discretionary investment power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and executive officers of the Company and ten percent stockholders of the Company to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission. Directors, executive officers, and ten percent stockholders are required to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required during the year ended February 29, 2016, all Section 16(a) filing requirements applicable to directors and executive officers of the Company and ten percent stockholders of the Company were timely filed.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued upon the exercise of outstanding options and our common stock that remains available for future issuance as of February 29, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	—		—	—
Equity compensation plans not approved by security holders	290,073	(1)	$0.48	700,000	(2)
Total	290,073	(1)	0.48	700,000	(2)

____________

(1)      Represents 290,073 shares of common stock that were issuable as of February 29, 2016 upon the exercise of stock options granted pursuant to stock option agreements.

(2)      Represents 700,000 shares of common stock available under the Solitron Devices, Inc. 2007 Stock Incentive Plan (the “2007 Plan”).

The 2007 Plan was created effective June 4, 2007 to enable the Company to attract, retain, reward and motivate eligible individuals by providing them with an opportunity to acquire or increase a proprietary interest in the Company and to incentivize them to expend maximum effort for the growth and success of the Company, so as to strengthen the mutuality of the interests between the eligible individuals and the stockholders of the Company.

Pursuant to the 2007 Plan, the Company may grant common stock, options, restricted stock, and stock appreciation rights to eligible individuals. Pursuant to the 2007 Plan, the Company is authorized to grant incentive awards for up to 700,000 shares of common stock subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change. All employees, officers, directors (employee or non-employee directors) of the Company are eligible to receive awards under the 2007 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company currently purchases and has purchased in the past die, as specified by the Company’s customers, from ES Components, the company Mr. Aubrey owns and serves as President. For the year ended February 29, 2016, the Company purchased $20,380 of die from ES Components. For the year ended February 28, 2015, the Company purchased $207,830 of die from ES Components.

Upon the recommendation of the Audit Committee, on July 22, 2016, the Company agreed to reimburse an aggregate of up to $200,000 of expenses related to a proxy contest for the 2015 Annual Meeting of Stockholders and a potential proxy contest for the 2016 Annual Meeting of Stockholders.

Pursuant to this Audit Committee recommendation, the Company agreed to reimburse Tim Eriksen, Eriksen Capital Management LLC (“ECM”) and Cedar Creek Partners LLC (“CCP”), for expenses related to the 2015 proxy contest and legal fees related to his service as a director in the amount of approximately $110,000. Mr. Eriksen serves as Managing Member of ECM and CCP.

Also pursuant to this Audit Committee recommendation, the Company agreed to reimburse Novation Companies, Inc. for expenses incurred related to a potential proxy contest at the 2016 Annual Meeting of Stockholders in an amount not to exceed $60,000. Mr. Gillman serves as a member of the board of directors of Novation Companies.

FINANCIAL STATEMENTS

A copy of our Form 10-K for the year ended February 29, 2016, without exhibits, is being mailed with this proxy statement. Stockholders are referred to the report for financial and other information about the Company.

Additional copies of our Form 10-K for the year ended February 29, 2016 may be obtained without charge by writing to Mr. Tim Eriksen, Chief Executive Officer, c/o Solitron Devices, Inc., at corporate@solitrondevices.com. Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost of furnishing such exhibits. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

OTHER MATTERS

Other Matters to be Submitted

Our Board of Directors does not intend to present to the Annual Meeting any matters not referred to in the form of proxy. If any proposal not set forth in this proxy statement should be presented for action at the Annual Meeting, and is a matter which should come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Proxy Solicitation Costs

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission, but such persons will not receive any special compensation for such services. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial owners.

Deadline for Submission of Stockholder Proposals for the 2017 Annual Meeting

Proposals of stockholders intended to be presented at the 2017 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than April 7, 2017 to be included in the proxy statement for that meeting.

In addition, pursuant to our Bylaws, to be timely, a stockholder proposal must be delivered or mailed to and received at the principal executive offices of the Company not less than 30 days prior to the date of an annual meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of a meeting is given or made to stockholders, to be timely, a stockholder proposal must be so received not later than the close of business on the tenth day following the day on which such notice of the date of an annual meeting was mailed or such public disclosure was made.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

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SOLITRON DEVICES, INC.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on August 25, 2016.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR":

1. Election of the following director as a Class III director to serve for a term until the 2019 Annual Meeting of Stockholders and until his successor has been duly elected and qualified:

(01) Charles M. Gillman — FOR ☐ WITHOUT AUTHORITY ☐

3. An advisory vote regarding the approval of compensation paid to our named executive officer. — FOR ☐ AGAINST ☐ ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature________________ **Signature, if held jointly**________________ **Date**________, **2016.**

Note Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such